UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 15, 2010

Date of Report: (Date of earliest event reported)

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information required by this item with respect to the New Credit Agreement (as defined below) is incorporated herein by reference to Item 2.03.

Item 1.02.	Termination of a Material Definitive Agreement.

On July 15, 2010, Arthur J. Gallagher & Co. (Gallagher) entered into the New Credit Agreement described in Item 2.03, replacing Gallagher’s $450.0 million revolving credit facility, dated as of October 5, 2005, which was scheduled to expire on October 4, 2010 (the Previous Credit Agreement). For a summary of the material terms of the Previous Credit Agreement, reference is made to the description of such agreement in Note 7 to the financial statements contained in Part I, Item 1 of Gallagher’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which description is incorporated herein by reference.

At the time of its termination, all indebtedness, liabilities and obligations outstanding under the Previous Credit Agreement were fully paid and satisfied, except for approximately $15.2 million of letters of credit, which became letters of credit under the New Credit Agreement. Gallagher incurred no early termination penalties or fees in connection with terminating the Previous Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 15, 2010, Gallagher entered into an unsecured multicurrency credit agreement (the New Credit Agreement), dated as of July 15, 2010, with Bank of Montreal, as administrative agent (BMO), and the other lenders signatory thereto. The New Credit Agreement, which expires on July 14, 2014, provides for a revolving credit commitment of up to $500 million, of which $75 million may be used for issuances of standby or commercial letters of credit and up to $50 million may be used for the making of swing loans (as defined in the New Credit Agreement). Gallagher may from time to time request, subject to certain conditions, an increase in the revolving credit commitment under the New Credit Agreement up to a maximum aggregate revolving credit commitment of $600 million. As of July 15, 2010, there were no borrowings outstanding under the New Credit Agreement.

The New Credit Agreement provides that Gallagher may elect that each borrowing in U.S. dollars be either base rate loans or eurocurrency loans, each as defined in the New Credit Agreement. However, all loans denominated in currencies other than U.S. dollars will be eurocurrency loans. Interest rates on base rate loans and outstanding drawings on letters of credit in U.S. dollars under the New Credit Agreement will be based on the base rate, as defined in the New Credit Agreement. Interest rates on eurocurrency loans or outstanding drawings on letters of credit in currencies other than U.S. dollars under the New Credit Agreement will be based on adjusted LIBOR, as defined in the New Credit Agreement, plus a margin of 1.45%, 1.65%, 1.85% or 2.00%, depending on the financial leverage ratio maintained by Gallagher. Interest rates on swing loans will be based, at the election of Gallagher, on either the base rate or an alternate rate that may be quoted by BMO. The annual facility fee related to the New Credit Agreement will be either 0.30%, 0.35%, 0.40% or 0.50% of the used and unused portions of the revolving credit commitment, depending on the financial leverage ratio maintained by Gallagher.

The New Credit Agreement includes covenants requiring Gallagher to maintain specified levels of net worth and financial leverage ratios. The New Credit Agreement also includes customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults. Several of Gallagher’s wholly-owned subsidiaries are co-obligors under the New Credit Agreement.

The foregoing summary is qualified in its entirety by reference to the New Credit Agreement, filed herewith as Exhibit 4.1.

Item 9.01.	Financial Statements and Exhibits.

4.1	Multicurrency Credit Agreement, dated as of July 15, 2010, among Arthur J. Gallagher & Co., the other borrowers party thereto, the lenders party thereto, Bank of Montreal, as administrative agent, Bank of America, N.A., Citibank N.A. and Barclays Bank PLC, as co-syndication agents, and JPMorgan Chase Bank N.A. and U.S. Bank National Association, as documentation agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: July 15, 2010	/S/ DOUGLAS K. HOWELL
Douglas K. Howell Vice President and Chief Financial Officer (duly authorized officer)